Exhibit 99.1

Erasca Reports Fourth Quarter 2021 Financial Results and Business Updates

Five ongoing clinical trials evaluating candidates ERAS-007 (ERKi), ERAS-601 (SHP2i), and ERAS-801 (CNS-penetrant EGFRi)

Initial Phase 1b data for HERKULES-1 and Phase 1 data for FLAGSHP-1 expected in H2 2022

Robust balance sheet with cash of $459 million

SAN DIEGO, March 24, 2022 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today reported financial results for the fiscal quarter ended December 31, 2021, and provided business updates.

“Erasca capped off a productive year by achieving all of our 2021 clinical and corporate milestones on or ahead of schedule,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “We initiated three HERKULES clinical trials in 2021 evaluating our ERK1/2 inhibitor ERAS-007 across tissue agnostic and tissue specific indications. We announced earlier this month that we entered into a clinical trial collaboration and supply agreement (CTCSA) with Lilly for the EGFR antibody cetuximab, which complements our previously announced CTCSA with Pfizer for the BRAF inhibitor encorafenib. ERAS-007 is being added to the standard of care regimen of encorafenib plus cetuximab in patients with BRAF V600E-mutant metastatic colorectal cancer as part of our ongoing HERKULES-3 trial, and we are excited about these agreements with Pfizer and Lilly. We will expand the evaluation of ERAS-007 into blood cancers with HERKULES-4, a master protocol for the treatment of patients with hematological malignancies with initial focus in acute myeloid leukemia (AML).”

Dr. Lim continued, “Our CNS-penetrant product candidates continued to advance well in 2021. First, in June 2021, we nominated ERAS-3490, a highly CNS-penetrant KRAS G12C inhibitor and our first homegrown development candidate. This molecule was specifically designed to cross the blood-brain barrier to address the propensity of non-small cell lung cancer to metastasize to the brain, and we are currently on track for an IND filing in the second half of 2022. Second, we were pleased to receive IND clearance of ERAS-801 for the treatment of patients with recurrent glioblastoma multiforme a quarter earlier than expected, and we dosed the first patient in THUNDERBBOLT-1 last month. ERAS-801 is an oral EGFR inhibitor with four times higher CNS penetration than approved EGFR inhibitors and the differentiated ability to target both oncogenic EGFR vIII mutations and wildtype alterations. Overall, our solid cash position, industry leading portfolio, and focused approach will enable us to continue to execute well in 2022.”

Research and Development (R&D) Highlights

•
Presented Preclinical Data for ERAS-801: In October 2021, Erasca announced the presentation of preclinical data for ERAS-801, a central nervous system (CNS)-penetrant epidermal growth factor receptor (EGFR) inhibitor for the treatment of recurrent glioblastoma multiforme (GBM), at the American Association for Cancer Research (AACR) Conference on Brain Cancer
•
Received FDA Clearance of IND Application for ERAS-801 in Recurrent Glioblastoma Multiforme: In December 2021, the United States Food and Drug Administration (FDA) cleared an investigational new drug (IND) application for ERAS-801
•
Dosed First Patient in THUNDERBBOLT-1 Trial: In February 2022, Erasca dosed the first patient in THUNDERBBOLT-1, a Phase 1 trial evaluating ERAS-801 for the treatment of recurrent GBM
•
Announced Six Poster Presentations at the 2022 AACR Annual Meeting: In March 2022, Erasca announced six poster presentations, featuring programs with best-in-class potential, including ERK1/2 inhibitor ERAS-007, SHP2 inhibitor ERAS-601, and CNS-penetrant KRAS G12C inhibitor ERAS-3490. Erasca will be hosting an investor webinar on Tuesday, April 12, 2022, highlighting its 2022 AACR presentations and featuring a presentation by key opinion leader Scott Kopetz, M.D., Ph.D., of MD Anderson Cancer Center

Corporate Highlights

•
Added to the Nasdaq Biotechnology Index: In December 2021, Erasca was added to the NASDAQ Biotech Index (Nasdaq: NBI)
•
Entered into an Early Collaboration with GCAR for ERAS-801: In December 2021, Erasca entered into an early collaboration with the Global Coalition for Adaptive Research (GCAR) to determine the feasibility of evaluating ERAS-801 as part of a seamless, international Phase 2/3 Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) trial sponsored by GCAR
•
Strengthened Executive Leadership: In January 2022, Erasca appointed Lisa Tesvich-Bonora, Ph.D., as Chief People Officer and promoted Robert Shoemaker, Ph.D., to Senior Vice President of Research
•
Entered into a Clinical Trial Collaboration and Supply Agreement with Lilly: Under this agreement, which Erasca announced in March 2022, Lilly will supply its EGFR inhibitor cetuximab (ERBITUX®) at no cost in connection with a clinical proof-of-concept study evaluating ERAS-007 in combination with the BRAF inhibitor encorafenib and cetuximab for the treatment of patients with BRAF V600E-mutant metastatic colorectal cancer (CRC) as part of the ongoing Phase 1b/2 HERKULES-3 trial. This CTCSA complements the previously signed CTCSA with Pfizer for the BRAF inhibitor encorafenib (BRAFTOVI®)

Key Upcoming Milestones

•
HERKULES-1: Phase 1b/2 trial for ERAS-007/MAPKlamp in patients with advanced solid tumors
o
Initial Phase 1b monotherapy data expected in second half of 2022
•
HERKULES-3: Phase 1b/2 trial for ERAS-007 in patients with gastrointestinal (GI) malignancies
o
Initial Phase 1b combination data expected between the fourth quarter of 2022 and the first half of 2023
•
FLAGSHP-1: Phase 1/1b trial for ERAS-601 in patients with advanced solid tumors
o
Initial Phase 1 monotherapy data expected in second half of 2022
o
Initial Phase 1b combination data in triple wildtype (KRAS/NRAS/BRAF wildtype) CRC expected between the fourth quarter of 2022 and the first half of 2023
•
ERAS-3490: CNS-penetrant KRAS G12C inhibitor
o
IND filing expected in second half of 2022

Fourth Quarter and Full Year 2021 Financial Results

Cash Position: Cash, cash equivalents, and investments were $459.2 million as of December 31, 2021, compared to $118.7 million as of December 31, 2020. During 2021, Erasca completed an IPO raising net proceeds of $317.0 million, after deducting underwriting discounts, commissions, and other offering expenses. Erasca expects its current cash, cash equivalents, and investments balance to fund operations into 2024.

Research and Development (R&D) Expenses: R&D expenses were $24.1 million for the quarter ended December 31, 2021, compared to $10.1 million for the quarter ended December 31, 2020. The increase was primarily driven by expenses incurred in connection with clinical trials and preclinical studies, personnel costs due to increased headcount to support increased development activities, and outsourced services and consulting fees. Erasca also recorded $0 and $54.0 million of in-process research and development expense during the quarters ended December 31, 2021 and 2020 for upfront and milestone payments and stock issuances under certain of our acquisition and license agreements. R&D expenses were $73.9 million for the full year ended December 31, 2021, compared to $29.6 million for the full year ended December 31, 2020. Erasca also recorded $10.8 million and $71.7 million of in-process research and development expense during the full years ended December 31, 2021 and 2020, respectively, for upfront and milestone payments and stock issuances under certain of our acquisition and license agreements.

General and Administrative (G&A) Expenses: G&A expenses were $6.9 million for the quarter ended December 31, 2021, compared to $2.9 million for the quarter ended December 31, 2020. The increase was primarily driven by personnel costs, insurance costs, and facilities and related costs. G&A expenses were $22.6 million for the full year ended December 31, 2021, compared to $8.0 million for the full year ended December 31, 2020. For the full year ended December 31, 2021, $17.5 million was recorded as additional G&A expense for the common shares issued to the Erasca Foundation in conjunction with Erasca’s IPO.

Net Loss: Net loss was $30.5 million for the quarter ended December 31, 2021, compared to $61.9 million for the quarter ended December 31, 2020. For the full year ended December 31, 2021, Erasca reported a net loss of $122.8 million, inclusive of the $17.5 million in expense recorded for the common shares issued to the Erasca Foundation, or $(1.85) per basic and diluted share, compared to a net loss of $101.7 million, or $(4.83) per basic and diluted share, for the full year ended December 31, 2020.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of cancer. We have assembled what we believe to be the deepest RAS/MAPK pathway-focused pipeline in the industry. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits of our product candidates, including ERAS-007, ERAS-601, ERAS-801, and ERAS-3490; the expected timing of the IND filing for ERAS-3490; our ability to continue to successfully execute on our business plan in 2022; the planned advancement of our development pipeline, including the anticipated timing of data readouts for our clinical trials and other upcoming development milestones; and our expectation that our current cash, cash equivalents and investments will fund our operations into 2024. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our approach to the discovery and development of product candidates based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; potential delays in the commencement, enrollment, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; the inability to realize any benefits from our current licenses and acquisitions and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; our dependence on third parties for our existing collaboration and supply agreements and we may not realize any benefits from such agreements; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses; our ability to fund our operating plans with our current cash, cash equivalents, and investments; our ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or disrupting our clinical trials, manufacturing, and supply chain; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our quarterly report on Form 10-Q for the three months ended June 30, 2021, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31,	December 31,
	2021	2020
Balance Sheet Data:
Cash, cash equivalents, and investments	$459,245	$118,701
Working capital	393,636	106,310
Total assets	501,415	124,825
Accumulated deficit	(238,166)	(115,402)
Total stockholders’ equity (deficit)	456,528	(113,984)

Erasca, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

Operating expenses:
Research and development	$24,128	$10,065	$73,922	$29,550
In-process research and development	—	54,000	10,848	71,745
General and administrative	6,920	2,905	22,616	7,957
Contribution of common stock to Erasca Foundation	—	—	17,497	—
Total operating expenses	31,048	66,970	124,883	109,252
Loss from operations	(31,048)	(66,970)	(124,883)	(109,252)
Other income (expense)
Interest income	80	43	190	336
Other income (expense), net	504	(23)	314	(102)
Change in fair value of preferred stock purchase right liability	—	5,047	1,615	7,358
Total other income (expense), net	584	5,067	2,119	7,592
Net loss	$(30,464)	$(61,903)	$(122,764)	$(101,660)
Net loss per share, basic and diluted	$(0.26)	$(2.87)	$(1.85)	$(4.83)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	118,827,929	21,592,322	66,290,592	21,037,540
Other comprehensive income (loss):
Unrealized (loss) gain on investments, net	(162)	2	(164)	(9)
Comprehensive loss	$(30,626)	$(61,901)	$(122,928)	$(101,669)

Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

Source: Erasca, Inc.